EXHIBIT 5.2

December 1, 2010

To:	Kingold Jewelry, Inc.
No.15 Huangpu Science and Technology Park,
Jiang'an District,
Wuhan, Hubei Province, PRC 430023
Tel: 86 27 65660703

Rodman & Renshaw, LLC
1251 Avenue of the Americas, 20th Floor,
New York, NY 10020
U.S.A.
Tel: 212 356 0500

Re: Kingold Jewelry, Inc. Registered Public Offering

Dear Sirs,

We are qualified lawyers of the People's Republic of China ("PRC") and as such are qualified to issue this opinion according to the laws and regulations of the PRC.

We have acted as the PRC counsel for Kingold Jewelry, Inc. (“Company”), a Delaware corporation, in connection with the Company’s Registration Statement on Form S-1 (as so filed and as amended, “Registration Statement”) which was initially filed with the Securities Exchange Commission (“SEC”) on June 18, 2010, relating to the proposed registered public offering (“Offering”) of common stock of the Company.  For the purposes of the filing of the Registration Statement with the SEC, we have been requested to give this opinion on: (a) the legality of the ownership structure of all of the entities in the PRC which includes Wuhan Kingold Jewelry Company Limited (“Wuhan Kingold”) and Wuhan Vogue-Show Jewelry Co., Ltd. (“Vogue-Show”) (collectively “PRC Group Companies”); (b) the legality, validity and enforceability of certain contractual arrangements among Vogue-Show, Wuhan Kingold and the shareholders jointly holding 95.83% of the shares of Wuhan Kingold (“Shareholders of Wuhan Kingold”), pursuant to which the Company exercises effective control over Wuhan Kingold (“VIE Agreements”); (c) the validity of the choice of law provision of the Call Option Agreement which was entered into between Mr. Jia Zhi Hong and Mr. Zhao Bin and Ms. Huo Yong Lin (also known as “Fok Wing Lam Winnie” in the Registration Statement); (d) the legality of the transactions and business operations of the PRC Group Companies as described in the Registration Statement; (e) certain matters relating to the Underwriting Agreement (“Underwriting Agreement”) which was entered into between the Company and Rodman & Renshaw, LLC  (the “Underwriter”); and (f) certain other matters as set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

For the purposes of this opinion we have examined the originals or certified, conformed or reproduced copies of all records, agreements, certificates issued by governmental authorities of the PRC, and other instruments as listed in the Appendix hereto, which we have deemed relevant or necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed: (a) the genuineness of all signatures on original or certified copies and the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified or reproduced copies; (c) that none of the documents, as they were presented to us as of the date of this opinion, has been revoked, amended, varied or supplemented; and (d) that all factual representations made in all documents are correct in all material respects.

In rendering this opinion, as to factual matters not directly within our knowledge, we have relied upon, and have assumed the accuracy, completeness and genuineness of, oral and written representations made to us by officers and/or representatives of Wuhan Kingold, Vogue-Show and the Company, and such certificates of public officials as we have deemed necessary.

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This opinion is confined to and rendered on the basis of the PRC laws effective as of the date hereof, except as otherwise stated, and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.  The PRC laws referred to herein are laws, regulations and rules of the mainland territory of the PRC that currently are in force on the date of this opinion, except as otherwise stated.  We have not investigated and do not express or imply any opinion on the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinion stated herein.

Based on the foregoing, and subject to the limitations set forth herein, we are of the following opinion:

1.
Wuhan Vogue-Show Jewelry Co., Ltd. or “Vogue-Show”, has been duly organized and is validly existing as a wholly foreign owned enterprise with limited liability under the PRC laws; Vogue-Show’s business license is in full force and effect; Vogue-Show has been duly qualified as a foreign invested enterprise; the registered capital of Vogue-Show is HKD32,000,000, all of which has been contributed and verified; 100% of the equity interests of Vogue-Show are owned by Dragon Lead Group Limited (“Dragon Lead”), and to the best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, equities or claims; and the articles of association, the business license and other constituent documents of Vogue-Show comply with the requirements of applicable PRC laws and are in full force and effect.  Vogue-Show has obtained the following approvals and certificates: (a)  Certificate of Approval for Establishment of Enterprise with Foreign Investment in the PRC issued by the People’s Government of Wuhan Municipality on February 13, 2009; (b) Business License issued by Wuhan Administration Bureau for Industry and Commerce on February 16, 2009; (c) Certificate of Foreign Exchange Registration issued by Hubei Branch of the State Administration of Foreign Exchange (“SAFE”); (d) Organization Code Certificate issued by Wuhan Bureau of Quality and Technical Supervision on February 10, 2009; and (e) Taxation Registration Certificate issued by both Wuhan State and Local Taxation Bureaus on March 2, 2009.  The registered business scope of Vogue-Show is “production, processing and sales of gold and silver jewelry, and its technical service, technical training and management consulting; wholesale, import and export of instruments and mechanical equipment (business subject to special approval shall be conducted with licenses)”, which is neither categorized as “restricted industries” nor as “prohibited industries” for foreign investment in accordance with the provisions of the PRC Catalogue of Industries for Guiding Foreign Investment, and complies with the PRC industrial policy for foreign investment.

2.
Wuhan Kingold Jewelry Co., Ltd. or “Wuhan Kingold” has been duly organized and is validly existing as a joint stock company limited by shares under the PRC laws; Wuhan Kingold’s business license is in full force and effect; the registered capital of Wuhan Kingold is RMB 120,000,000, all of which has been contributed and verified; 100% of the equity interests of Wuhan Kingold are owned by 42 PRC individuals and 5 PRC legal entities, and to the best of our knowledge and after due inquiry, such equity interests are free and clear of all liens, encumbrances, equities or claims, with the exception of the equity interest pledged under the Equity Pledge Agreement entered into by and between the Shareholders of Wuhan Kingold and Vogue-Show; and the articles of association, the business license and other constituent documents of Wuhan Kingold comply with the requirements of applicable PRC laws and are in full force and effect.  The registered business scope of Wuhan Kingold is “production, processing and sales of platinum jewelry; production, processing, wholesale and retail, recycling of and exchange new for old gold and silver jewelry, OEM of gold, platinum and silver products from abroad; agency of gold transactions; consultation for gold transactions; production, processing, wholesale and retail of diamond jewelry; processing and sales of gold chloride; production, processing, wholesale and retail of precious metals; operation of raw materials, instruments and meters, mechanical equipment and spare parts needed for R&D and production by the company and its member enterprises (business period and business scope conforming to the period and scope as approved in licenses); import and export of goods and technology, agency for import and export (not including goods or technology forbidden or restricted for import and export by the State) (business subject to special approval may be conducted upon approval)”.

3.
Except as set forth in the Registration Statement, both Vogue-Show and Wuhan Kingold have full corporate right, power and authority and has all necessary governmental authorizations of and from, and has made all necessary declarations and filings with, all governmental agencies to own, lease, license and use its properties and assets and to conduct its business and such governmental authorizations contain no burdensome restrictions or conditions; to the best of our knowledge after due inquiry, none of the PRC Group Companies has any reason to believe that any regulatory body is considering modifying, suspending, revoking or not renewing any such governmental authorizations; and each of the PRC Group Companies is in compliance with the provisions of all such governmental authorizations and conducts its business in accordance with, and is not in violation of, any PRC laws to which it is subject or by which it is bound, in all material respects.

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4.
To our best knowledge after due inquiry, none of the PRC Group Companies is in violation of or in default under (a) any provision of its articles of association; (b) any provision of PRC laws or regulations; (c) any agreement governed by the PRC laws by which it is bound or to which any of its properties or assets is subject; or (d) any order, decree or regulation of any governmental body or agency in the PRC having jurisdiction over it or over any of its properties or assets, except for, in the case of clauses (b), (c) and (d), such defaults that would not have a material adverse effect on the PRC Group Companies.

5.
The discussions in the Registration Statement under the headings: “Prospectus Summary”, “Risk Factors”, “Business”, and “Certain Relationships and Related Party Transactions”, include a complete and accurate description of the agreements among the Company, Vogue-Show, Wuhan Kingold and the Shareholders of Wuhan Kingold pursuant to which the Company exercises effective control over Wuhan Kingold through the use of the VIE Agreements.  Each of the PRC Group Companies has the corporate power and full capacity to enter into and perform its obligations under each of the VIE Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party.  Each of the shareholders of Vogue-Show and the Shareholders of Wuhan Kingold has full power and capacity to enter into and perform its respective obligations under each of the VIE Agreements to which he/she/it is a party and has taken all necessary action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which he/she/it is a party.  The execution, delivery and performance of the VIE Agreements comply with the provisions of the respective articles of association of each of the PRC Group Companies and the PRC laws.  The permission of no other corporation or shareholder(s) will be necessary to authorize such execution, delivery and performance other than those obtained already.  Each of the VIE Agreements does not contravene, result in a breach or violation of, or constitute a default under (a) any provisions of applicable PRC laws; (b) any terms of the articles of association or other constituent documents of each of the PRC Group Companies; or (c) to the best of our knowledge after due inquiry, any license, approval and agreement known to us and governed by the PRC laws to which any of the PRC Group Companies is a party or by which any of the PRC Group Companies is bound or to which any of their properties or assets is subject.

6.
Each of the VIE Agreements is, and all of the VIE Agreements taken as a whole are legal, valid, enforceable and admissible as evidence against the PRC Group Companies and the shareholder of Vogue-Show and the Shareholders of Wuhan Kingold under the PRC laws, and constitute(s) valid and legally binding documents on the parties thereto, and enforceable in accordance with its terms thereunder and relevant PRC laws.  Each of the VIE Agreements is in proper legal form under the PRC laws for the enforcement thereof against each of the PRC Group Companies, the shareholder of Vogue-Show and the Shareholders of Wuhan Kingold without any further action to be taken in the PRC by any of the PRC Group Companies or their shareholders other than those already taken; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the VIE Agreements in the PRC, all government authorizations for the execution, delivery, performance and enforcement by each of the PRC Group Companies and their shareholders in respect of the VIE Agreements have been obtained as required by the PRC laws.  To the best of our knowledge, we are not aware of any issue, fact or circumstance which would lead us to believe that the PRC regulatory authorities would revoke the VIE Agreements.  However, if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws, the relevant regulatory authorities can apply any or all of the following: (a) impose economic penalties on the PRC Group Companies; (b) discontinue or restrict the operations of the PRC Group Companies; (c) impose conditions or requirements in respect of the VIE Agreements with which the PRC Group Companies may not be able to comply; (d) require the PRC Group Companies to restructure the relevant ownership structure or operations; (e) revoke the business licenses and/or the licenses or certificates of the PRC Group Companies, and/or void the VIE Agreements; and (f) take other regulatory or enforcement actions that could adversely affect Company's business.

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7.
The choice of the laws of the State of New York as the governing law of the Call Option Agreement is a valid choice of governing law under the laws of the PRC and will be binding on the parties to the Call Option Agreement.

8.
The ownership structure of the PRC Group Companies created by the VIE Agreements and the Call Option Agreement does not violate any provisions of the applicable PRC laws; the transactions conducted in the PRC involving the PRC Group Companies relating to the establishment of such ownership structure, in each case, does not violate any provisions of the applicable PRC laws; to the best of our knowledge after due and reasonable inquiries, except as set forth in the Registration Statement, each of the PRC Group Companies’ businesses and operations comply with the PRC laws in all material respects, and no consent, approval or license other than those already obtained is required under existing PRC laws for such ownership structure, businesses and operations.  However, if such ownership structure was for any reason determined to be in breach of any existing or future PRC laws, the PRC competent authorities may apply any or all of the following: (a) revoke the business and operating licenses of the PRC Group Companies; (b) impose fines and penalties on the operations in the PRC; (c) limit the operating privileges in the PRC; (d) impose restrictions on the business operations of the PRC Group Companies; (e) impose additional conditions or requirements with which the PRC Group Companies may not be able to comply; (f) delay or restrict the repatriation of overseas proceeds into the PRC; (g) delay or restrict the PRC Group Companies from distributing dividends; (h) require the PRC Group Companies to restructure the relevant ownership structure or operations; and (i) take other actions that could have a material adverse effect on the Company’s business.

9.
Except as set forth in the Registration Statement, each of the PRC Group Companies owns or otherwise has the legal right to use, or can acquire on reasonable terms, its intellectual property rights (“Intellectual Property Rights”) as currently used or as currently contemplated to be used by the PRC Group Companies.

10.
Except as set forth in the Registration Statement, to the best of our knowledge after due and reasonable inquiry, none of the PRC Group Companies is infringing, misappropriating or violating any intellectual property right of any third party in the PRC, and no Intellectual Property Rights are subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Rights in the PRC that would impair the validity or enforceability of said Intellectual Property Rights, nor has the Company or any of the PRC Group Companies received any notice of any claim of infringement or conflict with any such rights of others.  Except as disclosed in the Registration Statement, each of the PRC Group Companies has full, valid and clean title to, or otherwise has the legal right to use, all of the assets currently used and/or occupied by it, free and clear of all security interest, liens, encumbrances and third party rights, and has the lawful power and authority to assume civil liability and has full power and authority to own, use and lease its assets and to conduct its business operation within its business scope as described in its business license and as currently being conducted.  Each of the PRC Group Companies has obtained all the property ownership certificates in relation to the real properties currently owned and used by it in relation to its business.

11.
No labor dispute or disturbance involving the employees of the PRC Group Companies exists, is imminent or threatened, except disputes or disturbances which would not, individually or in the aggregate, have a material adverse effect on the PRC Group Companies.  As confirmed by the PRC Group Companies and to the best of our knowledge after due inquiry, each of the PRC Group Companies has complied in all material respects with all employment, labor and other similar laws applicable to the PRC Group Companies and has made all welfare contributions for its employees as required under the PRC laws.  Each of the PRC Group Companies has entered into a labor contract with each of its employees, and the labor contracts or employment agreements entered by each of the PRC Group Companies with its employees are in compliance with the PRC laws.

12.	As confirmed by the Company and to the best of our knowledge after due inquiry, each of the PRC Group Companies has no outstanding guarantees other than as disclosed in the Registration Statement.

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13.
Except as disclosed in the Registration Statement, Vogue-Show has full power and authority to effect dividend payments and remittances thereof outside the PRC in United States dollars free of deduction and without the need to obtain any consent, approval, authorization, order, registration or qualification of or with any court or governmental or regulatory agency or body of or in the PRC; except as described in Registration Statement, all such dividends and other distributions resulting from profits generated in tax years beginning from and after the establishment of Vogue-Show, will be subject to withholding tax at a rate of 10%, unless reduced pursuant to an applicable bilateral tax treaty and upon the approval of the competent tax authority of the PRC; as confirmed by the Company and to the best of our knowledge, none of the PRC Group Companies are currently prohibited, directly or indirectly, by the PRC laws from distributing any dividend to its shareholders.

14.
Under the PRC Enterprise Income Tax Law (“EIT Law”) and its implementation rules and the Circular of the State Administration of Taxation on Issues Concerning the Identification of China-controlled Overseas-registered Enterprises as Resident Enterprises on the Basis of the Standard of Actual Management Organization dated on April 22, 2009 (“SAT Circular 82”), it remains unclear as to whether SAT Circular 82 is applicable to an offshore enterprise incorporated or controlled by a PRC individual(s) and how the PRC tax authorities determine the resident enterprise status of a company organized under the laws of a foreign (non-PRC) jurisdiction which is similar to the Company.  If the Company is not regarded as a PRC resident enterprise as defined in the EIT Law, the non-PRC holders of the shares of the Company who are also not PRC taxpayers as defined in the EIT Law will not be subject to withholding tax, income tax or any other taxes or duties imposed by any governmental agency of the PRC in respect to any payments, dividends or other distributions made on Company shares.

15.
To the best of our knowledge after due inquiry, all returns, reports or filings required to have been made in respect of any of the PRC Group Companies for taxation purposes under the PRC laws have been made by the PRC Group Companies and are not subject to any dispute with the relevant tax, revenue or other appropriate authorities; all taxes and other assessments of a similar nature including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such authorities have been paid in full, and none of the PRC Group Companies has committed any breach of the relevant PRC tax laws and regulations.

16.
Except as set forth in the Registration Statement, based on our understanding of current PRC laws, there are no material PRC fees, capital gains, withholding or other taxes that are or will become applicable to the PRC Group Companies as a consequence of completion of the Offering.

17.
To the best of our knowledge after due inquiry, except for those matters of non-compliance which would not have a material adverse effect on the results of operations or the financial condition of the Company and each of the PRC Group Companies and except as described in the Registration Statement, each of the PRC Group Companies (a) is in compliance with all PRC environmental protection laws, orders, rules and regulations; and (b) has obtained all permits, licenses or other approvals required of it under such applicable PRC environmental protection laws, orders, rules or regulations to conduct its businesses, as described in the Registration Statement.

18.
Except as set forth in the Registration Statement, to the best of our knowledge after due and reasonable inquiry, there are no legal, arbitration or governmental proceedings in progress or pending or threatened in the PRC, to which the Company or either of the PRC Group Companies is a party or of which any property of either of the PRC Group Companies is subject.

19.
Any assets contributed into Wuhan Kingold by any of its current or former shareholders as the registered capital of Wuhan Kingold and any assets otherwise transferred or sold to Wuhan Kingold by any of its current or former shareholders were originally acquired and obtained by such shareholders in compliance with all applicable PRC Laws then in effect when such shareholders obtained said assets; and any such assets, together with any shares acquired by any shareholders in Wuhan Kingold by contributing such assets into Wuhan Kingold are free and clear of, and shall not be subject to any claims, allegations, investigations and proceedings arising from any transfer or disposal of state-owned assets in violation of any applicable PRC Laws then in effect when such assets were obtained and contribution of said assets occurred.  For purposes of this paragraph only, "PRC Laws" refers to any and all effective laws, regulations, statutes, rules, decrees, notices and Supreme Court judicial interpretations in the PRC then in effect when the above transactions occurred.  In making this opinion, we have relied solely on the representations made to us by Mr. Jia Zhi Hong with respect to the asset transfers and the relevant transaction documents provided to us, as set forth on Schedule A.

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20.
On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”), which became effective on September 8, 2006 and was amended on June 22, 2009.  The M&A Rules purport, among other things, to require offshore special purpose vehicles or “SPVs”, formed for overseas listing purposes through acquisition of PRC domestic companies and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of MOFCOM for the acquisitions and to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.  On September 21, 2006, pursuant to the M&A Rules and other PRC laws, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.  Based on our understanding of the PRC laws, regulations, rules and Circulars, we believe that neither MOFCOM nor CSRC approval is required in the context of this Offering.  Nonetheless, there are substantial uncertainties regarding the interpretation, application and enforcement of the M&A Rules, and the CSRC has yet to promulgate any written provisions or to formally declare or state whether the overseas listing of a PRC-related company structured similar to the Company is subject to the approval of the CSRC.  If such an ownership structure created by the VIE Agreements, the Call Option and this Offering was for any reason determined to be in breach of any existing or future PRC laws by MOFCOM, or other PRC regulatory agencies, the relevant regulatory agencies may apply any or all of the following: (a) impose fines and penalties on the PRC Group Companies’ operations in the PRC; (b) limit the PRC Group Companies’ operating privileges in the PRC; (c) delay or restrict the repatriation of overseas proceeds into the PRC; (d) require restructuring of the PRC Group Companies’ ownership structure or operations; and (e) take other actions that could have a material adverse effect on the Company.

21.
Except as set forth in the Registration Statement, no stamp tax, transfer taxes, duties, capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriter to the government of the PRC or to any political subdivision or taxing authority thereof or therein in connection with (a) the execution and delivery of the Underwriting Agreement; (b) the sale and delivery by the Company of its shares to or for the account of the Underwriter; (c) the sale and delivery outside the PRC by the Underwriter of Company shares to the purchasers thereof in the manner contemplated in the Underwriting Agreement; or (d) the consummation of any other transaction contemplated in the Underwriting Agreement.

22.
As of the date of this opinion, Mr. Jia Zhi Hong and Mr. Zhao Bin who are PRC residents have respectively filed the registration of foreign exchange for overseas investment with the Hubei Branch of SAFE for their indirectly holding shares in the Company, in accordance with the provisions of the Circular of State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Companies (“SAFE Circular No. 75”).  It should be noted that the relevant shareholders shall process the modification registration and filing for substantial capital change of the SPVs, if any, in accordance with the relevant provisions of SAFE Circular No. 75, after the closing of the Offering.

23.
On December 17, 2009, the Call Option Agreement was entered into by and between Mr. Jia Zhi Hong, Mr. Zhao Bin and Ms. Huo Yong Lin who is a Hong Kong passport holder. The Operating Rules on the Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies, promulgated by SAFE on March 28, 2007 ("SAFE Circular 78") covers the involvement of domestic individuals in share option schemes.  However, SAFE Circular 78 only applies to the share option schemes of overseas listed companies, as opposed to unlisted overseas companies.  In addition, SAFE Circular 78 does not expressly cover indirect ownership interest in an overseas listed company by a share option scheme.  Based on our understanding of current PRC laws, as Mr. Jia Zhi Hong and Mr. Zhao Bin will jointly acquire 100% of the shares of Famous Grow, one of the shareholders of the Company, rather than the shares of the Company itself, it is not necessary for Mr. Jia Zhi Hong or Mr. Zhao Bin to register the Call Option Agreement with the competent local SAFE under Circular 78 either before or after the Call Option is exercised.  Furthermore, said Call Option Agreement has been disclosed in the Business Plan which was submitted to the Hubei Branch of SAFE when Mr. Jia Zhi Hong and Mr. Zhao Bin filed the registration of foreign exchange for their overseas investment with the same SAFE branch.

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24.
As a matter of the PRC laws, none of the PRC Group Companies or their properties, assets or revenues has any right of immunity, on any grounds, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, from setoff or counterclaim, from the jurisdiction of any court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief with respect to their respective obligations, liabilities or any other matter under or arising out of or in connection with the transactions contemplated by the Underwriting Agreement.

25.
The sale of the Company shares, the compliance by the Company with all of the provisions of the Underwriting Agreement and the consummation of the transactions contemplated thereby do not result in any violation of the provisions of the articles of association, business license or any other constituent documents of any of the PRC Group Companies or any applicable statute, court order, rule or regulation of the PRC.

26.
Except as set forth in the Registration Statement, based on our understanding of current PRC laws, as of the date of this opinion, there is no restriction under the PRC laws which will prohibit the Company from transferring the net proceeds to be received by the Company from the Offering to the PRC Group Companies by way of capital increase or shareholder loan subject to the approvals, registration or filings that may be required by any governmental agency having jurisdiction over any of the PRC Group Companies or any of its properties; after such net proceeds have been injected into the PRC Group Companies, the application of the net proceeds by the PRC Group Companies as contemplated in the Registration Statement (including any transfer to and application of proceeds by any PRC Group Companies) will not contravene any provision of the PRC laws and will not result in any violation of the provision of the articles of association, or other constituent documents or business license of any PRC Group Companies.

27.	No authorization of any governmental agency of the PRC is required for the consummation of the transactions contemplated by the Underwriting Agreement, other than those already obtained.

28.
The choice of the laws of the State of New York as the governing law of the Underwriting Agreement is a valid choice of law under the laws of the PRC.  However, there is uncertainty as to whether the courts of the PRC would: (a) recognize or enforce judgments of any courts of the United States, federal or state, obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or of any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.  The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions.

29.
The statements in the Registration Statement under the headings: “Prospectus Summary”, “Risk Factors”, “Business” and “Certain Relationships and Related Party Transactions” insofar as such statements constitute summaries of the laws or regulations of the PRC or documents governed by the PRC laws as of the date hereof, fairly present the information called for with respect to such legal matters and documents and fairly summarize matters referred to therein.

30.
The entry into, and performance or enforcement of the Underwriting Agreement in accordance with its terms will not subject the Underwriter to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will the Underwriter be deemed to be a resident, domiciled, carrying on business, subject to taxation through an establishment, or place in the PRC, or in breach of any laws or regulations in the PRC by reason of entry into, performance or enforcement of the Underwriting Agreement or any transaction contemplated by the Registration Statement.

31.
There are no reporting obligations under the PRC laws on non-PRC resident holders of the shares of the Company to be sold in the Offering.  As a matter of the PRC laws, no holder of the shares of the Company who is not a PRC resident will be subject to any personal liability, or subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such shares.  There are no limitations under the PRC laws on the rights of holders of shares of the Company, who are not PRC residents, to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the shares.

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32.
Except as set forth in the Registration Statement, none of the PRC Group Companies has taken any action nor has had any steps taken, nor has legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of any of the PRC Group Companies, nor has there been any suspension, withdrawal, revocation or cancellation of any of their respective business licenses.

This opinion relates to the PRC laws in effect on the date hereof, except as otherwise stated, and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

This opinion is issued for the purpose of filing the Registration Statement with the SEC and is in connection with the transactions set forth in the Registration Statement.  This opinion may not be relied upon for any other purpose without our prior written consent.  However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. securities laws and any contractual obligations of the Company in connection with this Offering and filing of the Registration Statement, including DLA Piper LLP (US) and Cyruli Shanks Hart & Zizmor, LLP, U.S. counsel to the Company, and Kramer Levin Naftalis & Frankel LLP, U.S. counsel to the Underwriter, in rendering opinions or other assurances to the Underwriter in connection with the Offering.

We confirm that we have reviewed and approved all statement in the Registration Statement regarding our opinions rendered herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement.  In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Grandall Legal Group (Beijing)
Grandall Legal Group (Beijing)

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Schedule A：

1.	Asset Appraisal Report issued by Wuhan Jingbo Asset Appraisal Firm, dated June 11, 2003;

2.	Verification Report issued by Hubei Weiye Accounting Firm Co., Ltd., dated June 11, 2003;

3.	Asset Appraisal Report issued by Hubei Zhongruihengxin Asset Appraisal Co., Ltd., dated December 10, 2004;

4.	Verification Report issued by Hubei Tianli Accounting Firm, dated December 18, 2004;

5.	Equipment Purchase Contract between Jia Zhihong and Xiamen Ximei Jewelry Co., Ltd.;

6.	Equipment Purchase Contract between Jia Zhihong，Xue Suyue and Xiamen Ximei Jewelry Co., Ltd.;

7.	Basic information of Xiamen Ximei Jewelry Co., Ltd. from Xiamen Administration of Industry and Commerce;

8.	Invoices issued by Xiamen Ximei Jewelry Co., Ltd. on the payment by Mr. Zhihong Jia;

9.	Invoices issued by Xiamen Ximei Jewelry Co., Ltd. on the payment by Mr. Zhihong Jia and Xue;

10.	T/T Receipts issued by the Hubei Branch of Bank of China concerning the payment of Mr. Zhihong Jia to Xiamen Ximei Jewelry Co., Ltd.;

11.	Approval of the Establishment of Hubei Gold King Jewelry Accessories Industry Co., Ltd. issued by the Hubei Branch of the People’s Bank of China, dated December 14, 1994;

12.	Approval of the Establishment of Hubei Zhicheng Biological Engineering Joint-Stock Company Limited issued by Hubei Commission for Restructuring Economy, dated April 18, 2000;

13.	Approval of the JV Contract, AOA and Directors of Hubei Gold King Jewelry Accessories Industry Co., Ltd. issued by Wuhan Foreign Investment Office, dated February 25, 1994;

14.	Enterprise information of Hubei Gold King Jewelry Accessories Industry Co., Ltd. from Wuhan Administration of Industry and Commerce;

15.	Enterprise information of Wuhan Zhicheng Economics Development Co., Ltd. from Wuhan Administration of Industry and Commerce;

16.	Basic information of Hubei Gold King Jewelry Accessories Industry Co., Ltd. from Wuhan Administration of Industry and Commerce;

17.	Business License of Wuhan Hongte Trading Development Co., Ltd.;

18.	Approval on the Transfer of the Shares of Hubei Gold King Jewelry Accessories Industry Co., Ltd. issued by the Wuhan Branch of the People’s Bank of China, dated Novemver, 2001;

19.	Approval on the Transfer of the Shares of Hubei Gold King Jewelry Accessories Industry Co., Ltd. issued by Wuhan Foreign Investment Office, dated November 12, 2001;

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20.	Receipt of payment/transfer for the shares of Hubei Gold King Jewelry Accessories Industry Co., Ltd.;

21.	Share Transfer Contract between Hubei Gold King Jewelry Accessories Factory and Hubei Zhicheng Biological Engineering Joint-Stock Company Limited;

22.	Approval of the Establishment of Asset Appraisal of Hubei Gold King Jewelry Accessories Industry Co., Ltd. issued by Hubei Department of Finance, dated September 14, 2001;

23.	Examination Opinion on the Evaluation of the Transfer of the Shares of Hubei Gold King Jewelry Accessories Industry Co., Ltd. issued by Hubei Department of Finance, dated October 15, 2001;

24.	Asset Appraisal Report issued by Hubei Jingjiang Asset Appraisal Co., Ltd., dated September 26, 2001;

25.	Description of Mr. Zhihong Jia’ funding source;

26.	Records concerning Mr. Zhihong Jia's stock trades;

27.	Pedestrian Bridge Contract between Yichang Urban and Rural Construction Commission, Wuhan Hongte Trading Development Co., Ltd. and Yichang Jian Industry Development Co., Ltd.;

28.	Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC, regarding Yichang Zhicheng Entertainment Co., Ltd.;

29.	Share Transfer Agreement between Yichang Zhicheng Entertainment Co., Ltd. and Hong Kong Changxinghao Co., Ltd.;

30.	Approval of the Transfer of the Shares of Yichang Zhicheng Entertainment Co., Ltd. and Change of the Directors issued by Yichang Foreign Economics and Trade Commission, dated May 13, 1995.

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